CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
InterAmerican Acquisition Group Inc.

We hereby consent to the use in the Prospectus constituting part of Amendment
No. 8 to the Registration Statement on Form S-1 of our report dated July 10,
2006, on the financial statements of InterAmerican Acquisition Group Inc. as of
December 31, 2005 and June 30, 2006 and for the periods from May 10, 2005
(inception) to December 31, 2005, January 1, 2006 to June 30, 2006, and the
cumulative period from May 10, 2005 (inception) to June 30, 2006, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

July 10, 2006